Exhibit 5

March 20, 2024

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, CA 94104

Ladies and Gentlemen:

I am Assistant General Counsel, Vice President and Assistant Secretary of Wells Fargo & Company, a Delaware corporation ( “Wells Fargo”), and I have acted as counsel for Wells Fargo in connection with the proposed registration by Wells Fargo, under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 3,750,000 shares of its common stock, par value of $1-2/3 per share (the “Shares”), that may be offered and sold by Wells Fargo from time to time under the Wells Fargo & Company Direct Purchase and Dividend Reinvestment Plan (the “Plan”). In reaching the conclusions expressed in this opinion, I have examined such corporate records and other documents, including the Restated Certificate of Incorporation of Wells Fargo, the By-Laws of Wells Fargo and the registration statement on Form S-3 which Wells Fargo is filing with the Securities and Exchange Commission (“SEC”) to register the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the heading “Legal Opinions” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Anita Minicucci

Assistant General Counsel, Vice President and

Assistant Secretary

Wells Fargo & Company